Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

October 2014 Performance Update

Equinox Frontier Funds Supplement Dated October 31, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

October performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	October 31, 2014 MTD	October 31, 2014 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	2.59%	12.94%	$98.37
Equinox Frontier Long/Short Commodity Fund-1a	-0.54%	11.54%	$103.44
Equinox Frontier Masters Fund-1	2.39%	12.72%	$103.51

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of October 31, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$21,562.73
Unrealized trading gain (loss)	744,059.01
Less: Commissions	(26,309.67)
Less: Trading Fee paid to Managing Owner	(35,720.15)
Interest income	14,643.40

Total Income	718,235.32
EXPENSES
Broker service fees	30,133.64
Incentive fees	207,400.03
Management fees	26,180.24

Total Expenses	263,713.91

Net Income (Loss)	$454,521.41

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	187,616.57817	$17,990,902.97	$95.89
Current month additions	9.50025	919.42
Current month redemptions	(5,255.08007)	(506,095.78)
Net income (loss) for current month		454,521.41	2.48

Net asset value, end of current month	182,370.99835	$17,940,248.03	$98.37

Monthly rate of return			2.59%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(293,929.25)
Unrealized trading gain (loss)	315,975.29
Less: Commissions	(12,668.99)
Less: Trading Fee paid to Managing Owner	(12,314.88)
Interest income	6,386.61

Total Income	3,448.78
EXPENSES
Broker service fees	10,390.01
Incentive fees	17,235.60
Management fees	12,951.37

Total Expenses	40,576.98

Net Income (Loss)	$(37,128.20)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	60,568.84704	$6,299,224.85	$104.00
Current month additions	0.00000	0.00
Current month redemptions	(1,217.19081)	(123,043.15)
Net income (loss) for current month		(37,128.20)	(0.56)

Net asset value, end of current month	59,351.65623	$6,139,053.49	$103.44

Monthly rate of return			-0.54%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$60,906.54
Unrealized trading gain (loss)	350,783.58
Less: Commissions	(5,041.44)
Less: Trading Fee paid to Managing Owner	(22,998.09)
Interest income	10,285.83

Total Income	393,936.42
EXPENSES
Broker service fees	19,405.11
Incentive fees	67,940.08
Management fees	26,526.96

Total Expenses	113,872.15

Net Income (Loss)	$280,064.27

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	114,234.43018	$11,547,845.85	$101.09
Current month additions	3,878.10170	382,717.81
Current month redemptions	(4,571.62858)	(458,132.97)
Net income (loss) for current month		280,064.27	2.42

Net asset value, end of current month	113,540.90330	$11,752,494.96	$103.51

Monthly rate of return			2.39%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$93,851.99
Unrealized trading gain (loss)	2,185,865.31
Less: Commissions	(78,252.21)
Less: Trading Fee paid to Managing Owner	(106,367.76)
Interest income	43,597.45

Total Income	2,138,694.78
EXPENSES
Trading fees	0.00
Broker service fees	36,531.09
Incentive fees	616,004.57
Management fees	77,961.57

Total Expenses	730,497.23

Net Income (Loss)	$1,408,197.55

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	525,248.39584	$53,109,754.44	$101.11
Current month additions	4,373.27858	436,574.90
Current month redemptions	(11,616.23608)	(1,147,346.10)
Net income (loss) for current month		1,408,197.56	2.76

Net asset value, end of current month	518,005.43834	$53,807,180.80	$103.87

Monthly rate of return			2.73%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(861,614.92)
Unrealized trading gain (loss)	918,669.29
Less: Commissions	(36,710.31)
Less: Trading Fee paid to Managing Owner	(23,167.38)
Interest income	18,465.30

Total Income	15,641.98
EXPENSES
Trading fees	0.00
Broker service fees	10,783.04
Incentive fees	49,547.70
Management fees	50,588.18

Total Expenses	110,918.92

Net Income (Loss)	$(95,276.94)

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	150,317.19694	$18,373,484.50	$122.23
Current month additions	107.00929	11,932.87
Current month redemptions	(5,344.35284)	(675,819.24)
Net income (loss) for current month		(95,276.95)	(0.82)

Net asset value, end of current month	145,079.85339	$17,614,321.17	$121.41

Monthly rate of return			-0.67%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$119,997.80
Unrealized trading gain (loss)	691,557.03
Less: Commissions	(10,107.48)
Less: Trading Fee paid to Managing Owner	(45,742.23)
Interest income	20,459.79

Total Income	776,164.91
EXPENSES
Trading fees	0.00
Broker service fees	21,065.76
Incentive fees	134,215.11
Management fees	52,760.44

Total Expenses	208,041.31

Net Income (Loss)	$568,123.60

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	218,960.53739	$22,893,444.40	$104.56
Current month additions	6,809.14249	681,486.79
Current month redemptions	(7,808.04704)	(803,222.37)
Net income (loss) for current month		568,123.61	2.52

Net asset value, end of current month	217,961.63284	$23,339,832.43	$107.08

Monthly rate of return			2.42%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND